Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Mayor’s Jewelers, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 33-20026, 33-20031, 33-42410, 33-42419 and 333-68157) on Forms S-8 of Mayor’s Jewelers, Inc. of our report dated May 28, 2004, with respect to the consolidated balance sheets of Mayor’s Jewelers, Inc. as of March 27, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended March 27, 2004, and the related financial statement schedule, which report appears in the March 27, 2004, annual report on Form 10-K of Mayor’s Jewelers, Inc.

/s/ KPMG LLP

Miami, Florida
June 25, 2004